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                                                                      EXHIBIT 21



                   SUBSIDIARIES OF MERCANTILE BANK CORPORATION


Mercantile Bank of West Michigan, a Michigan banking corporation
         Wholly-owned bank subsidiary of Mercantile Bank Corporation


MBWM Capital Trust I
         A Delaware business trust subsidiary of Mercantile Bank Corporation


Mercantile Bank Mortgage Company, a Michigan business corporation
         Wholly-owned subsidiary of Mercantile Bank of West Michigan


Mercantile BIDCO, Inc, a Michigan Business and Industrial Development Company
         Wholly-owned subsidiary of Mercantile Bank of West Michigan


Mercantile Insurance Center, Inc, a Michigan business corporation
         Wholly-owned subsidiary of Mercantile Bank of West Michigan



All five of the subsidiaries names above were incorporated under the laws of the State of Michigan.